Rule 10f-3 Transaction Exhibit
Nuveen Real Estate Income Fund
FILE #811-10491
ATTACHMENT 77O

   TRADE DATE

   DESCRIPTION OF SECURITY/ISSUER

   ISSUE SIZE

   AMOUNT PURCHASED

   LIST OF UNDERWRITERS

   NAME OF AFFILIATED BROKER-DEALER

1/18/17
Pennsylvania REIT Series C (Preferred)
$150,000,000
$4,500,000
JPMorgan, Citigroup, Jeffries, Wells Fargo,
Stifel, Nicolaus
JPMorgan Securities LLC